Exhibit 10.6

June 30, 2025

PERSONAL AND CONFIDENTIAL

Larry Jasinski

Re:          Separation Agreement

Dear Larry:

As indicated in the earlier “notice of termination” provided to you pursuant to Section 9.4 of the Executive Employment Agreement between the Lifeward, Inc. f/k/a Argo Medical Technologies, Inc. (the “Company”)  and you (the “Employment Agreement”), your employment with the Company will terminate pursuant Section 9.4.1 of the Employment Agreement, effective as of May 18, 2025, to be extended until June 30, 2025 based upon your agreement in principal to the terms of the Agreement (as defined below), or on an earlier date as determined by the Company upon the Company’s waiver of the Notice Period (as defined in the Employment Agreement) pursuant to Section 9.4.4 of the Employment Agreement (such date, the “Separation Date”).

During the Notice Period you will continue to serve at the direction of the Board of Directors and will continue to owe a duty of care to the Company.  You will also cooperate in good faith with the Company in transitioning the duties of your position.

The Company is also proposing an agreement with you, with the purpose of establishing an amicable arrangement for ending your employment relationship (the “Agreement”).  Regardless of whether you sign the Agreement, the Company will provide you with the payments and benefits set forth in Section 9.4.1 of the Employment Agreement; however, if you do not sign the Agreement, the Company will not provide you with the additional payments and benefits set forth herein.

Further, regardless of whether you sign this Agreement, the following will apply:

•	The Company will provide you with the right to continue group health plan coverage after your employment ends under the law known as “COBRA,” which will be described in a separate written notice.

•
If you have rights under any incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock units, restricted stock awards, unrestricted stock awards and dividend equivalent rights granted to you pursuant to any equity compensation plan of the Company or Lifeward, Ltd. (the “Parent”) approved by the Board of Directors of the Company or the Board of Directors of Parent, as applicable (collectively, “Equity Awards”), your rights to such Equity Awards shall not be affected by this Agreement.

•
Regardless of whether you enter into an agreement with the Company, you remain subject to the post-termination obligations in the Employment Agreement, including but not limited to Sections 6, 7, and 8.

Agreement

You acknowledge that you are entering into this agreement (the “Agreement”) knowingly and voluntarily.  It is customary in employment separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist.  By proposing and entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to you.

With those understandings, you and the Company agree as follows:

1.          Separation from Employment

This confirms that your employment with the Company shall end on the Separation Date.  You agree to and do hereby resign, effective on the Separation Date, as an officer, director and manager of the Company, Parent, and any affiliate of the Company or Parent, and as a fiduciary of any benefit plan of the Company, Parent or any affiliate of the Company or Parent, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation.

2.          Severance Benefits

Provided you enter into, do not revoke, and comply with this Agreement, the Company shall provide you with the below (the “Severance Benefits”).

(a)          The Company will pay you the gross amount of $221,156.04, which shall be paid in substantially equal installments in accordance with the Company’s payroll practices, starting on the first practicable payroll date following the Effective Date (as defined below);  and (ii) the bonus for the calendar year 2025, which shall be paid to you in an amount based on the actual achievement of objectives during the 6 month period preceding the Separation Date and assumes 100% achievement of objectives during the 6 month period following the Separation Date (collectively, the “Severance Pay”).  The Severance Pay shall be less withholdings and taxes.

(b)          Subject to your proper election to receive benefits under COBRA, the Company shall pay the monthly COBRA premium to continue coverage for you and your eligible dependents under the Company’s group healthcare plan directly to the COBRA administrator or carrier until the earliest of (A) six (6) months; (B) the cessation of your health continuation rights under COBRA.

(c)          The Company will use commercially reasonable efforts to continue your participation in any other Company employee and executive benefit programs in effect as of the Separation Date, and with respect to any insurance program available to employees only, the Company will, upon receipt of proof of payment, reimburse you for the premium or other fees associated with continuation in such program as a non-employee or in a comparable program if participation as a non-employee is barred.

(d)          Immediately following the Separation Date, the Company will enter into a consulting relationship with you for a period of six (6) months (the “Consulting Period”).  You and the Company agree to enter into the Consulting Agreement, attached hereto as Exhibit A, and the Consulting Agreement will govern the terms of the consulting relationship.  During the Consulting Period, the Company will pay you at a rate of $18,429.67 per month.  Further, any of your outstanding and unvested restricted stock units as of the Separation Date will continue to vest during the Consulting Period (and, for the avoidance of doubt, will cease vesting when the consulting relationship terminates).

The payments and benefits under this Section 2 are together referred to as the “Severance Benefits.”  You hereby acknowledge and agree that, other than your final wages (including any and all earned, unused vacation pay) and the Severance Benefits, you are not owed any additional compensation from the Company, whether under the Employment Agreement, or otherwise.

3.          Continuing Obligations

You hereby acknowledge that you remain subject to the post-termination obligations in the Employment Agreement, including but not limited to Sections 6, 7, and 8, (the “Continuing Obligations”).

4.          Release of Claims

In consideration for, among other terms, the Severance Benefits, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, Parent, their affiliated and related entities, their predecessors, successors and assigns and those of each of the foregoing, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Released Parties”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Released Parties.  This release includes, without limitation, your release of all Claims:

•	relating to your employment by and termination of employment with the Company;
•	of wrongful discharge or violation of public policy;
•	of breach of contract;
•	of defamation or other torts;
•
of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Massachusetts General Laws Chapter 151B, and The Massachusetts Civil Rights Act);

•
under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act, the Family and Medical Leave Act, and the Massachusetts Paid Family and Medical Leave Law);

•
for wages, bonuses, incentive compensation, vacation pay or any other compensation or benefits, regardless of whether based on Massachusetts Wage Act, M.G.L. c. 149, §§148-150C or any other law or agreement; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney fees;

provided, however, that this release shall not affect your rights under this Agreement or any rights that you may have under any “employee benefit plan,” as that term is defined in Section 3(3) of the Employee Retirement Income Security Act, 29 U.S.C. § 1002(3).

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Released Parties with respect to any Claim released by this Agreement.  As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

5.          Non-Disparagement

Subject to Section 7 of this Agreement, you agree not to make any disparaging statements concerning the Company, any of the products, services or other activities of the Company or any current or former officers, directors or employees of the Company.  Likewise, the Company agrees to instruct its Board of Directors and senior managers to refrain from making any disparaging statements about you or your job performance with the Company.

6.          Future Cooperation

You agree to cooperate reasonably with the Company (including its outside counsel) in connection with (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information; and (ii) responding to requests for information from regulatory agencies or other governmental authorities (together “Cooperation Services”).  You further agree to  make yourself available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel.  The Company shall not utilize this section to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities that you may have.  Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness.  The Company shall reimburse you for any reasonable travel expenses that you incur due to your performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

7.          Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement, the Continuing Obligations, or any other surviving obligation to the Company limits your ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) testify truthfully in a legal proceeding; or (iv) file a claim for unemployment benefits with an applicable Government Agency and to provide a copy of this Agreement to the applicable Government Agency in connection with such unemployment benefits claim. Any such communications and disclosures must be consistent with applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right you may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Continuing Obligations for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.          Other Provisions

(a)          Termination of Payment Obligation or Return of Payment.  If you breach any of your obligations under this Agreement or any of the Continuing Obligations, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right not to pay the Severance Benefits.  If the Severance Pay is paid before such breach or before the Company’s discovery of such breach, you shall return the Severance Pay to the Company.  The Company’s exercise of its right not to pay the Severance Benefits in such circumstances or your return of the Severance Pay will not affect your continuing obligations under this Agreement or the Continuing Obligations.

(b)          Absence of Reliance.  In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company other than those promises and representations set forth in this Agreement.

(c)          Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(d)          Waiver.  No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(e)          Governing Law; Interpretation.  This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(f)          Jurisdiction; Jury Trial Waiver.  You and the Company agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement.  With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.  Each party to this Agreement irrevocably waives any and all right to a trial by jury in any legal proceeding arising out of or relating to this Agreement.

(g)          Relief.  You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of this Agreement or the Continuing Obligations.  Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under this Agreement or the Continuing Obligations, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.

(h)          Entire Agreement.  This Agreement supersedes any previous agreements or understandings between you and the Company, except the Continuing Obligations, your Equity Awards, and any other obligations specifically preserved in this Agreement.

(i)          Time for Consideration; Effective Date.  You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement.  By entering into this Agreement, you acknowledge that you have been given twenty-one (21) days to consider this Agreement.  To accept this Agreement, you must return a signed original of the Agreement so that it is received by the Board within twenty-one (21) days after you received this Agreement.  In the event that you execute and return this Agreement within less than twenty-one (21) days, you acknowledge that such decision was entirely voluntary and that you understood that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period.  For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to the Board, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period.  This Agreement shall not become effective or enforceable during the revocation period.  This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

(j)          Counterparts.  This Agreement may be executed in separate counterparts.  When both counterparts are signed, they shall be treated together as one and the same document.

[Signature Page Follows]

Please indicate your agreement to the terms of this Agreement by signing and returning to the Board the original or a PDF copy of this letter within the time period set forth above.

Sincerely,

LIFEWARD, INC.

By: /s/ William Mark Grant By: Title:	__________________________________ Date

You are advised to consult with an attorney before signing this Agreement.  This is a legal document.  Your signature will commit you to its terms.  By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

__________________________________ Larry Jasinski	__________________________________ Date